As filed with the Securities and Exchange Commission on October 14, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

P3 HEALTH PARTNERS INC.
(Exact name of Registrant as specified in its charter)

Delaware	85-2992794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2370 Corporate Circle, Suite 300
Henderson, NV 89074
(702) 910-3950
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leif Pedersen
Chief Financial Officer
2370 Corporate Circle, Suite 300
Henderson, NV 89074
(702) 910-3950
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Amy Bowler
Holland & Hart LLP
555 17th Street, Suite 3200
Denver, CO 80202
Phone: (303) 290-1086

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2026

PRELIMINARY PROSPECTUS

P3 Health Partners Inc.

15,636,134 Shares of Class A Common Stock
Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition by the Selling Stockholders (as defined herein) identified in this prospectus of up to an aggregate of 15,636,134 shares (the “Warrant Shares”) of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of P3 Health Partners Inc. (the “Company”), which are issuable upon exercise of 15,636,134 warrants (the “Warrants”) to purchase shares of Class A Common Stock issued in connection with the following transactions (collectively, the “Financing Transactions”):
(i) a financing transaction in December 2022 with VBC Growth SPV, LLC (“VGS”) that provided up to $40 million of funding;
(ii) a financing transaction in March 2023 with entities affiliated with Chicago Pacific Founders (“CPF”) consisting of the sale of an aggregate of 1.4 million shares of Class A Common Stock, warrants to purchase an aggregate of 1.2 million shares of Class A Common Stock, and pre-funded warrants to purchase an aggregate of 0.2 million shares of Class A Common Stock for aggregate proceeds of $86.6 million (the “March 2023 Private Placement”);
(iii) a financing transaction in May 2024 with entities affiliated with CPF consisting of the sale of an aggregate of 0.8 million shares of Class A Common Stock, warrants to purchase an aggregate of 1.3 million shares of Class A Common Stock, and pre-funded warrants to purchase an aggregate of 0.5 million shares of Class A Common Stock for aggregate proceeds of $39.8 million;
(iv) a financing transaction in December 2024 with VBC Growth SPV 3, LLC (“VGS 3”) that provided up to $25 million of funding;
(v) a financing transaction in February 2025 with VBC Growth SPV 4, LLC (“VGS 4”) that provided up to $30 million of funding;
(vi) a financing transaction in May 2025 with VBC Growth SPV 5, LLC (“VGS 5”) that provided for funding of up to $70.0 million that was drawn in multiple tranches in 2025 and 2026;
(vii) a financing transaction in April 2026 with VBC Growth SPV 6, LLC (“VGS 6”), consisting of a sale of shares of the Company’s Series D 19.5% Cumulative Preferred Stock (the “Series D Preferred Stock”) and warrants to purchase Class A Common Stock for funding of up to $70.0 million that was drawn in multiple tranches in 2026; and
(viii) a financing transaction in September 2026 with VBC Growth SPV 7, LLC (“VGS 7”), consisting of a sale of shares of the Company’s Series D-1 19.5% Cumulative Preferred Stock (the “Series D-1 Preferred Stock”) and warrants to purchase Class A Common Stock for funding of up to $70.0 million that will be drawn in multiple tranches, beginning in September 2026.
The Warrants and Warrant Shares issuable in connection with the Financing Transactions consist of the following:

Type of Warrant (1)	Date of Issuance	Number of Shares Issuable under Warrants	Exercise Price ($)
VGS Warrants	December 2022	8,583	213.00
March 2023 Common Warrants	March 2023	952,606	56.50
March 2023 Pre-Funded Warrants	March 2023	215,107	0.01

Type of Warrant (1)	Date of Issuance	Number of Shares Issuable under Warrants	Exercise Price ($)
May 2024 Common Warrants	May 2024	637,958	25.10
May 2024 Pre-Funded Warrants	May 2024	515,599	0.005
VGS 3 Warrants	December 2024	1,428,129	10.69
VGS 4 Warrants	February 2025	1,428,129	10.34
VGS 5 Warrants	May 2025	1,430,281	7.39
VGS 5 Tranches 3a-d Warrants	October 2025 to March 2026	1,910,849	2.07 – 8.88
VGS 6 Warrants (Series D)	April 2026 to August 2026	3,364,343	2.64 – 13.13
VGS 7 Warrants (Series D-1)	September 2026	3,744,550	8.98
Total		15,636,134

(1) Each of the Warrants was issued to an affiliate of CPF. For additional information about the Warrants, see Notes 13 and 15 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2026, Note 12 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2026, and the Current Report on Form 8-K filed with the SEC on September 11, 2026.

We are not selling any shares of Class A Common Stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of Class A Common Stock by the Selling Stockholders. We will receive the proceeds from the exercise of any Warrants.

The Selling Stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their shares of Class A Common Stock hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their shares of Class A Common Stock hereunder following the effective date of the registration statement of which this prospectus forms a part.

Our Class A Common Stock trades on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “PIII”. On October 12, 2026, the closing sale price of our Class A Common Stock as reported by Nasdaq was $4.44 per share.

Investing in shares of our Class A Common Stock involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [ ], 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. The Selling Stockholders may, from time to time, sell or otherwise dispose of the securities described in this prospectus in one or more offerings. We are not offering any securities under this prospectus for our own account. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 15,636,134 shares of Class A Common Stock issuable upon exercise of the Warrants, from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” and “P3” refer to the consolidated operations of P3 Health Partners Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combinations (as defined below). References to “Foresight” refer to the Company prior to the consummation of the Business Combinations, references to “Legacy P3” refer to P3 Health Group Holdings, LLC prior to the consummation of the Business Combinations and references to “P3 LLC” refer to P3 Health Group, LLC following the consummation of the Business Combinations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “would” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the sections in this prospectus entitled “Risk Factors” and elsewhere in this prospectus and incorporated by reference. These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•There may be sales of a substantial amount of our Class A Common Stock in the future by our stockholders, including the Selling Stockholders, and these sales could cause the price of our Class A Common Stock to fall.
•If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.
•We will have broad discretion in the use of any net proceeds from the exercise of Warrants and may not use them effectively.
•Our management has performed an analysis of our ability to continue as a going concern and has identified substantial doubt about our ability to continue as a going concern.
•Our need to raise additional capital to fund our existing operations or develop and commercialize new services or expand our operations.
•We have a history of net losses. We expect to continue to incur losses for the foreseeable future and we may never achieve or maintain profitability.
•We may not be able to maintain compliance with our debt covenants in the future, which could result in an event of default.
•Our relatively limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
•A significant portion of our assets consists of other intangible assets, the value of which may be reduced if we determine that those assets are impaired.
•We rely on our management team and key employees and our business, financial condition, cash flows and results of operations could be harmed if we are unable to retain qualified personnel.
•Our growth depends in part on our ability to identify and develop successful new geographies, physician partners, payors and patients. If we are not able to successfully execute upon our growth strategies, there may be a material adverse effect on our business, financial condition, cash flows and results of operations.
•If growth in the number of patients and physician partners on our platform decreases, or the number of services that we are able to provide to physician partners and members decreases, due to legal, regulatory, economic or business developments, our business, financial condition and results of operations will be harmed.
•We primarily depend on reimbursement by third-party payors on a capitated basis, as well as payments by individuals, which could lead to delays, uncertainties and disagreements regarding the timing and process of reimbursement, including any changes or reductions in Medicare reimbursement rates or rules.
•The termination or non-renewal of the Medicare Advantage (“MA”) contracts held by the health plans with which we contract, or the termination or nonrenewal of our contracts with those plans, could have a material adverse effect on our revenue and our operations.
•We are dependent on our affiliated professional entities and other physician partners and other providers to effectively manage the quality and cost of care and perform obligations under payor contracts.
•Reductions in the quality ratings of the health plans we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•Developments affecting spending by the healthcare industry could adversely affect our business.
•Our business and operations would suffer in the event of information technology system failures, security breaches, cyberattacks or other deficiencies in cybersecurity.
•Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect our business, financial condition and results of operations.
•We conduct business in a heavily regulated industry and if we fail to adhere to all of the complex government laws and regulations that apply to our business, we could incur fines or penalties or be required to make changes to our operations or experience adverse publicity, any or all of which could have a material adverse effect on our business, results of operations, financial condition, cash flows, and reputation.
•If our arrangements with our affiliated professional entities and other physician partners are found to constitute the improper rendering of medical services or fee splitting under applicable state laws, our business, financial condition and our ability to operate in those states could be adversely impacted.
•We face inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation.
•The impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations.
•Our only significant asset is the ownership of a minority of the economic interest in P3 LLC, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.
•Changes in laws and regulations related to AI technologies could adversely affect our products, services, and results of operations.
•We will be required to make payments under the Tax Receivable Agreement, dated as of December 3, 2021, by and among P3 LLC and the members of P3 LLC from time to time party thereto (the “Tax Receivable Agreement”) for certain tax benefits we may claim, and the amounts of such payments could be significant.
•We have significant cumulative preferred stock obligations held entirely by affiliates of our largest stockholder that rank senior to our common stock, which could adversely affect our common stockholders through the compounding of cumulative dividends, reduction of earnings available to common stockholders, senior liquidation priority, and constraints on our ability to raise additional capital or pursue strategic alternatives.
•Foresight Sponsor Group, LLC and its affiliates and representatives, non-employee directors and other non-employee stockholders are not limited in their ability to compete with us, and the corporate opportunity provisions in our certificate of incorporation could enable such persons to benefit from corporate opportunities that might otherwise be available to us, which presents potential conflicts of interest.
•Failure to satisfy California regulations related to financial solvency and operational performance could result in our affiliated physician groups and Restricted Knox-Keene licensed health plans becoming subject to sanctions, and their ability to do business in California could be limited or terminated.
•Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our securities.
•Failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, financial condition, results of operations, and stock price and may adversely affect investor confidence in our Company and, as a result, the value of our Class A Common Stock and your investment.
•We may not recognize the anticipated benefits of recent and future acquisitions or dispositions and any such transactions could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

•Exercise of the Warrants will dilute existing holders, and resale of the Warrant Shares under this registration statement could put downward pressure on the stock price.
•CPF holds a controlling equity interest in the Company, and has board, information and protective rights. Its interest may differ from those of other common stockholders.
•The market price and trading volume of our Class A Common Stock may be volatile and could decline significantly.
•The other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

THE COMPANY

Overview

P3 is a patient-centered and physician-led population health management company. We strive to offer superior care to all those in need. We believe that the misaligned incentives in the fee-for-service (“FFS”) healthcare payment model and the fragmentation between physicians and care teams has led to sub-optimal clinical outcomes, limited access, high spending and unnecessary variability in the quality of care. We believe that a platform such as ours, which helps to realign incentives and focuses on treating the full patient, is uniquely positioned to address these healthcare challenges.

We have leveraged the expertise of our management team’s more than 20 years of experience in population health management, to build our “P3 Care Model.” The key attributes that differentiate P3 include: 1) patient-focused model, 2) physician-led model, and 3) our broad delegated model. Our model operates by entering into arrangements with payors providing for monthly payments to manage the total healthcare needs of members attributed to our primary care physicians. In tandem, we enter into arrangements directly with existing physician groups or independent physicians in the community to join our value-based care (“VBC”) network. In our model, physicians are able to retain their independence and entrepreneurial spirit, while gaining access to the tools, teams and technologies that are key to success in a VBC model, all while sharing in the savings from successfully improving the quality of patient care and reducing costs.

We operate in the $1,118 billion Medicare market, which covers more than 70 million eligible lives as of July 2026. Our core focus is the MA market, which covers approximately 36 million Medicare eligible lives as of July 2026. Medicare beneficiaries may enroll in an MA plan, under which payors contract with the Centers for Medicare and Medicaid Services (“CMS”) to provide a defined range of healthcare services that are comparable to Medicare FFS (which is also referred to as “traditional Medicare”).

We predominantly enter into global risk contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare to MA members. Under the typical arrangement, we are entitled to a percentage of the premium (“POP”) payors receive from CMS for these members. Where delegated, we receive the POP on a monthly basis. In certain cases where we are not delegated, we are provided with an advance per member per month (“PMPM”) fee from payors to provide a defined range of healthcare services for MA health plan members attributed to our primary care physicians (“PCPs”). Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike-the more we improve health outcomes, the more profitable we will be over time.

Under this capitated contract structure, we are generally responsible for all members’ medical costs across the care continuum, including, but not limited to emergency room and hospital visits, post-acute care admissions, prescription drugs, specialist physician spend, and primary care spend. Keeping members healthy is our primary objective. When they need medical care, delivery of the right care in the right setting can greatly impact outcomes. When our members need care outside of our network of PCPs, we utilize a number of tools including network management, utilization management, and claims processing to ensure that the appropriate quality care is provided.

Our Company was formed in 2017 and our first at-risk contract became effective on January 1, 2018. We have demonstrated an ability to rapidly scale, primarily entering markets with our affiliate physician model, and expanding to a PCP network of approximately 2,100 physicians, in 26 markets (counties) across five states in over nine full years of operations as of June 30, 2026. As of June 30, 2026, our PCP network served approximately 104,400 at-risk members.

Background

We were incorporated in Delaware as Foresight Acquisition Corp. on August 20, 2020. On December 3, 2021, P3 and P3 Health Group Holdings, LLC (“Legacy P3”) consummated the transactions contemplated by the Merger Agreement, dated as of May 25, 2021, by and among P3, Legacy P3 and FAC Merger Sub LLC (the “Merger Agreement”), and the Transaction and Combination Agreement, dated as of May 25, 2021, by and among P3, FAC-A Merger Sub Corp., FAC-B Merger Sub Corp., CPF P3 Blocker-A, LLC, CPF P3 Blocker B, LLC, CPF P3 Splitter, LLC, Chicago Pacific Founders Fund-A, L.P. and Chicago Pacific Founders Fund-B, L.P. (the

“Transaction and Combination Agreement”, and the transactions contemplated by the Merger Agreement and the Transaction and Combination Agreement, the “Business Combinations”), pursuant to which, among other things, P3 (i) acquired approximately 17.1% of the economic interests of P3 LLC and became the sole managing member of P3 LLC, and (ii) acquired CPF P3 Blocker-A, LLC and CPF P3 Blocker B, LLC (collectively, the “Blockers”) by merging each of the Blockers with a wholly-owned subsidiary of P3, which merged with and into P3, with P3 as the surviving entity. Upon completion of the Business Combinations, we changed our name to P3 Health Partners Inc., and we were organized in an “Up-C” structure in which P3 Health Partners Inc. directly owned approximately 17.1% of P3 LLC and became the sole manager of P3 LLC.

Corporate Information

We were incorporated under the laws of the State of Delaware on August 20, 2020 under the name Foresight Acquisition Corp. Upon the closing of the Business Combinations, we changed our name to P3 Health Partners Inc. Our principal executive offices are located at 2370 Corporate Circle, Suite 300, Henderson, NV 89074 and our telephone number is (702) 910-3950. Our website is www.p3hp.com. Under the investor relations page of the Company’s website, ir.p3hp.org, we make available free of charge a variety of information for investors, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and any amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file that material with or furnish it to the Securities and Exchange Commission (“SEC”). The information found on our website is not part of this or any other report we file with, or furnish to, the SEC.

THE OFFERING

Issuer ...................................................................	P3 Health Partners Inc.

Class A Common Stock offered by the Selling Stockholders..........................................................	Up to 15,636,134 shares of Class A Common Stock issuable upon exercise of the Warrants

Selling Stockholders .............................................	All of the shares of our Class A Common Stock are being offered by the Selling Stockholders. See “Selling Stockholders” beginning on page 8 for additional information on the Selling Stockholders

Terms of the Offering...........................................	The Selling Stockholders will determine when and how they sell the shares of Class A Common Stock offered pursuant to this prospectus.

Use of Proceeds......................................................	All of the shares of Class A Common Stock offered by the Selling Stockholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales. We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, to fund continued growth and for general corporate purposes.

Risk Factors...........................................................
An investment in our Company involves a high degree of risk. See the “Risk Factors” section beginning on page 8 and the other information included in this prospectus and incorporated by reference for a discussion of factors you should consider carefully before deciding to invest in our securities.

Nasdaq Symbol......................................................	"PIII" for our Class A Common Stock.

RISK FACTORS

Before purchasing any of the securities, you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026 (as amended, the “Annual Report”), and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all outstanding Warrants for cash, we will receive an aggregate of approximately $167.9 million, but will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, to fund continued growth and for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Stockholders under this prospectus.

DILUTION

The issuance of shares of Class A Common Stock upon exercise of the Warrants will increase the number of shares of Class A Common Stock outstanding and will dilute the ownership and voting interests of existing holders of Class A Common Stock. The extent of dilution will depend on the number of Warrants exercised and the number of shares issued upon such exercises. Because the Selling Stockholders may sell the Warrant Shares from time to time at prevailing market prices, negotiated prices or otherwise, we cannot determine the price at which the Warrant Shares may be resold or the dilution, if any, experienced by purchasers from the Selling Stockholders. See “Risk Factors,” “The Offering,” “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition from time to time by the selling stockholders identified in the table below (the “Selling Stockholders”) or their transferees of up to the total number of shares of Class A Common Stock issuable upon exercise of the Warrants sold pursuant to the Financing Transactions. We are registering the Warrant Shares to permit the Selling Stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.
The following table sets forth information concerning the shares of Class A Common Stock issuable upon exercise of the Warrants that may be offered from time to time by each Selling Stockholder. The number of securities beneficially owned by each Selling Stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any securities as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 4,015,604 shares of Class A Common Stock and 3,245,673 shares of Class V common stock, $0.0001 par value per share (“Class V Common Stock”) outstanding as of October 12, 2026. In computing the number of securities beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of October 12, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the Selling Stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the Selling Stockholder unless noted otherwise, subject to community property laws where applicable.
The following table sets forth certain information provided by or on behalf of the Selling Stockholders concerning the Class A Common Stock issuable upon exercise of the Warrants that may be offered from time to time by each Selling Stockholder pursuant to this prospectus. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Stockholders, including regarding the identity of, and the securities held by, each Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Stockholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned		Number of Shares		Shares Beneficially
	Prior to Offering		of Class A Common		Owned After the Offering
Name of Selling Stockholder	Number	Percentage	Stock Being Offered		Number	Percentage
Entities affiliated with Chicago Pacific Founders	(1)	49.99%	15,636,134	(2)	(3)	13.3%
(1)     Consists of 1,392,415 shares of Class A Common Stock, 1,160,888 shares of Class V Common Stock, and 1,152,988 shares of Class A Common Stock issuable upon exercise of warrants, which together constitute the maximum beneficial ownership percentage of 49.99% that may currently be held by CPF and its affiliates (the “CPF Parties”). Pursuant to a fourth amended and restated letter agreement (the “Letter Agreement”), dated September 8, 2026, by and among the Company, Chicago Pacific Founders GP, L.P., Chicago Pacific Founders GP III, L.P., and Chicago Pacific Founders GP IV, L.P., the CPF Parties agreed to extend the standstill restriction that limits the beneficial ownership of CPF Parties to 49.99% of the Company’s issued and outstanding shares of common stock from January 1, 2027 to December 31, 2027. Prior to the offering, the CPF Parties beneficially own (i) 1,392,415 shares of Class A Common Stock, (ii) 1,160,888 shares of Class V Common Stock, and (iii) 12,565,911 shares of Class A Common Stock issuable upon exercise of warrants.

(2)    Consists of (i) 8,583 shares of Class A Common Stock issuable upon exercise of warrants issued to VGS; (ii) 93,493 shares of Class A Common Stock issuable upon exercise of warrants issued to Chicago Pacific Founders Fund, L.P.; (iii) 3,630 shares of Class A Common Stock issuable upon exercise of warrants issued to Chicago Pacific Founders Fund-A, L.P.; (iv) 7,779 shares of Class A Common Stock issuable upon exercise of warrants issued to Chicago Pacific Founders Fund-B, L.P.; (v) 1,701,262 shares of Class A Common Stock issuable upon exercise of warrants issued to CPF III PT SPV, LLC; (vi) 515,106 shares of Class A Common Stock issuable upon exercise of warrants issued to CPF III-A PT SPV, LLC; (vii) 1,428,129 shares of Class A Common Stock issuable upon exercise of warrants issued to VGS 3; (viii) 1,428,129 shares of Class A Common Stock issuable upon exercise of warrants issued to VGS 4; (ix) 3,341,130 shares of Class A Common Stock issuable upon exercise of warrants issued to VGS 5; (x) 3,364,343 shares of Class A Common Stock issuable upon exercise of warrants issued to VGS 6; and (xi) 3,744,550 shares of Class A Common Stock issued or issuable upon exercise of warrants issued to VGS 7. Prior to December 31, 2027, the entities affiliated with CPF listed above (the “CPF Holders”) may not exercise any portion of the Warrants which would result in the aggregate number of shares of Class A Common Stock and Class V Common Stock held by such holder and their affiliates to exceed 49.99% of the total number of issued and outstanding shares of Class A Common Stock and Class V Common Stock immediately after giving effect to the exercise. The CPF Holders are managed indirectly by Mary Tolan, Lawrence Leisure and Vance Vanier. None of Mary Tolan, Lawrence Leisure or Vance Vanier are deemed beneficial holders of any of the securities of the Company held by the CPF Holders. The business address for the reporting persons is 980 North Michigan Avenue, Suite 1998, Chicago, IL 60611.

(3)    Consists of 1,392,415 shares of Class A Common Stock and 1,160,888 shares of Class V Common Stock, which together constitute a beneficial ownership percentage of 13.3%, assuming that all of the Warrant Shares were issued by the Company and sold in the offering.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes some of the terms of our second amended and restated certificate of incorporation, as amended by the certificate of amendment thereto (as amended, the “Charter”), and amended and restated bylaws (the “Bylaws”) and of the General Corporation Law of the State of Delaware (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, the Charter and Bylaws, each of which are included as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant provisions of the DGCL. We urge you to read the Charter and Bylaws.

General

Under the Charter and Bylaws, our authorized capital stock consists of:
•800,000,000 shares of Class A Common Stock, par value $0.0001 per share;
•205,000,000 shares of Class V Common Stock, par value $0.0001 per share; and
•10,000,000 shares of preferred stock, par value $0.0001 per share.
Certain provisions of the Charter and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A Common Stock.

Common Stock

Class A Common Stock

Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of Class A Common Stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon dissolution or liquidation of our Company, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A Common Stock and Class V Common Stock will be entitled to receive ratable portions of the remaining assets available for distribution; provided, that each holder of shares of Class V Common Stock shall not be entitled to receive more than $0.0001 per share of Class V Common Stock owned of record by such holder on the record date for such distribution and upon receiving such amount, shall not be entitled to receive any other assets or funds with respect to such shares of Class V Common Stock.

Holders of shares of Class A Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class A Common Stock. There are no redemption or sinking fund provisions applicable to Class A Common Stock.

Class V Common Stock

Each share of Class V Common Stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Shares of Class V Common Stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of P3 LLC Units held by the members of P3 LLC and the number of shares of Class V Common Stock issued and outstanding. Shares of Class V Common Stock are transferable only together with an equal number of P3 LLC Units. Only permitted transferees of P3 LLC Units held by the members of P3 LLC will be permitted transferees of Class V Common Stock.

Holders of shares of Class V Common Stock will vote together with holders of Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to the Charter described below or as otherwise required by applicable law or the Charter.

Holders of Class V Common Stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.0001 per share of Class V Common Stock.

Additionally, holders of shares of Class V Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class V Common Stock. There are no redemption or sinking fund provisions applicable to Class V Common Stock. Any amendment of the Charter that gives holders of Class V Common Stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for Class A Common Stock or (3) any other economic rights requires, in addition to stockholder approval, the affirmative vote of a majority of the holders of Class A Common Stock voting separately as a class.

Preferred Stock

Under the terms of the Charter, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Under the Charter, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share. On April 20, 2026, we filed with the Secretary of State of the State of Delaware (i) a Certificate of Designations of Series A 13.5% Cumulative Preferred Stock (the “Series A Preferred Stock”), which designated up to 650,000 shares as Series A Preferred Stock, (ii) a Certificate of Designations of Series B 17.5% Cumulative Preferred Stock (the “Series B Preferred Stock”), which designated up to 555,000 shares as Series B Preferred Stock, (iii) a Certificate of Designations of Series C 19.5% Cumulative Preferred Stock (the “Series C Preferred Stock”), which designated up to 2,335,000 shares as Series C Preferred Stock, and (iv) a Certificate of Designations of Series D 19.5% Cumulative Preferred Stock (the “Series D Preferred Stock”), which designated up to 1,100,000 shares as Series D Preferred Stock. On September 4, 2026, in connection with the Series D-1 offering, we filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series D-1 19.5% Cumulative Preferred Stock (the “Series D-1 Preferred Stock”), which designated 1,100,000 shares as Series D-1 Preferred Stock. Collectively, these Certificates of Designations for the Series A, B, C, D and D-1 Preferred Stock are referred to as the “Preferred Stock Certificates of Designations.”

Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock (collectively, the “Preferred Stock”) has a stated value of $100 per share and is not convertible, does not have voting or preemptive rights except as described below, is not registered or listed, and is not subject to any sinking fund. The dividend rate is 13.5% for Series A Preferred Stock, 17.5% for Series B Preferred Stock and 19.5% for Series C, Series D and Series D-1 Preferred Stock. Dividends accrue daily from and including the applicable issue date, compound annually, and are cumulative whether or not declared or earned. Dividends are payable only when, as and if declared by our board of directors or upon a Liquidity Event, in cash legally available for payment or, at our election, in additional shares of the applicable series of Preferred Stock as PIK dividends. Liquidity Events include payment defaults, specified bankruptcy or insolvency events, and certain asset sales or involuntary dispositions yielding Net Proceeds in excess of $3,000,000 or involving substantially all of our assets or revenues or a line of business representing more than 15% of our consolidated revenue. The Preferred Stock ranks senior to our common stock and other Junior Securities, ranks on parity among the applicable series of Preferred Stock, and is effectively junior to our indebtedness and other Senior Securities. Upon liquidation, dissolution or winding up, holders are entitled to a liquidation preference of $100 per share plus accumulated and unpaid dividends. We may redeem the Preferred Stock, in whole or in part, at any time upon 10 to 60 days’ written notice at $100 per share plus accrued and unpaid dividends, subject to the Subordination Obligations under the CRG Term Loan Agreement, and holders have the right to redeem upon a Qualified Financing. Holders have no voting rights except as required by Delaware law and the protective provisions described below. Without the written consent or affirmative vote of holders of at least 50% of the outstanding shares of the applicable series, we generally may not issue Senior or Parity Securities, issue any Preferred Stock other than PIK dividends, amend the terms or authorized amount of the series, pay dividends on or redeem Junior Securities, create a non-wholly owned subsidiary, or commence a voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to creditors. All undefined terms in this paragraph are as defined in the Preferred Stock Certificates of Designations.

As of October 12, 2026, we had 497,843 shares of Series A Preferred Stock outstanding, 395,503 shares of Series B Preferred Stock outstanding, 1,631,456 shares of Series C Preferred Stock outstanding, 763,001 shares of Series D Preferred Stock outstanding and 140,000 shares of Series D-1 Preferred Stock outstanding.

Registration Rights
We entered into a Registration Rights and Lock-Up Agreement in December 2021 with the Sponsor and the P3 Equityholders in connection with the Business Combinations pursuant to which such P3 Equityholders have specified rights to require us to register all or a portion of their Registrable Securities (as defined in such agreement) under the Securities Act.
On September 8, 2026, we entered into an Amended and Restated Registration Rights Agreement with the Selling Stockholders in connection with the offering of Series D-1 Preferred Stock. The agreement supersedes and replaces prior registration rights agreements with the Selling Stockholders dated April 6, 2023, May 24, 2024 and April 27, 2026, and is intended to be the sole source of registration rights for the Warrant Shares. The Amended and Restated Registration Rights Agreement expressly requires the Company to register for resale the shares of Class A Common Stock issuable upon exercise of the Warrants. It requires us to file a resale shelf registration statement covering those securities within 30 days after September 8, 2026 and to use commercially reasonable efforts to cause it to be declared effective within 90 days after September 8, 2026. If the registration statement is not declared effective by the applicable deadline, liquidated damages accrue at 1% for each 30-day period or pro rata portion thereof, capped at 5% of the amount paid for the Registrable Securities.
Forum Selection
The Charter provides that (A) (i) any derivative action or proceeding brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The Charter also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Dividends
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore, do not anticipate declaring or paying any cash dividends on the Class A Common Stock in the foreseeable future.
Founder Shares
The founder shares are identical to the public shares, and holders of founder shares have the same stockholder rights as public stockholders, except that the founder shares are subject to certain transfer restrictions.
Pursuant to a letter agreement, with certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsors, each of whom is subject to the same transfer restrictions) until the earlier of one year after the completion of the

Business Combinations or earlier if, (x) subsequent to our Business Combinations, the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combinations, or (y) the date following the completion of our Business Combinations on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.
Sponsor Vesting Letters
In connection with the closing of the Business Combinations, the Sponsor and FA Co-Investment LLC (together with Foresight Sponsor Group, LLC, the “Sponsors”) each entered into a sponsor vesting letter agreement pursuant to which each of the Sponsors agreed to subject 25% of the shares of Class A Common Stock held by it to the vesting terms described below. In the aggregate, 2,165,937 shares of Class A Common Stock (the “Subject Sponsor Shares”) are subject to these vesting terms. Vesting will occur as follows: (i) if, at any time during the period beginning on the first trading day after the Closing Date (as defined in the Merger Agreement) and ending on the fifth anniversary of the first day of trading after the Closing Date (the “Measurement Period”), the volume weighted average price of the Class A Common Stock for any 20 trading days within a period of 30 consecutive trading days is equal to or greater than $12.50 per share, 60% of the Subject Sponsor Shares will vest; (ii) if, at any time during the Measurement Period, the volume weighted average price of the Class A Common Stock for any 20 trading days within a period of 30 consecutive trading days is equal to or greater than $15.00 per share, 40% of the Subject Sponsor Shares will vest; (iii) if, at any time during the Measurement Period, the Company or one or more of its stockholders consummates an underwritten public offering of the Class A Common Stock for a price to the public of at least $11.50 per share, all of the Subject Sponsor Shares will vest; and (iv) if, at any time during the Measurement Period (which, in certain circumstances, shall be extended to the sixth anniversary after the first day of trading after the Closing Date), a change of control occurs, all of the Subject Sponsor Shares will vest.
Until and unless a Subject Sponsor Share is forfeited following the Measurement Period in accordance with the sponsor vesting letter, each Sponsor will have full ownership rights to the Subject Sponsor Shares held by it (including, without limitation, the right to vote and receive dividends and distributions). Once vested, the Subject Sponsor Share will remain subject to the restrictions on transfer set forth in the Registration Rights and Lock Up Agreement (discussed below), to the extent still applicable.
Redeemable Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combinations, except as described below. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Class A Common Stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional warrants were issued upon separation of the units (“Foresight Units”) purchased by the Sponsors in our initial public offering (“IPO”) and only whole public warrants trade. Accordingly, unless you held at least three Foresight Units, you would not be able to receive or trade a whole public warrant. The public warrants will expire five years after the completion of the Business Combinations, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation; provided, however, that the Private Placement Warrants issued to FA Co-Investment will not be exercisable more than five years from the commencement of sales in the IPO by Foresight of its units in accordance with FINRA Rule 5110(g)(8).
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combinations, we will use our commercially reasonable efforts to file with the SEC, and within 60 business days following the Business Combinations to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the public warrants expire or are redeemed. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00. Once the public warrants become exercisable, we may redeem the outstanding public warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per public warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each public warrant holder; and
•if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem public warrants even if the holders are otherwise unable to exercise their public warrants.
We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise its public warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 public warrant exercise price after the redemption notice is issued.
Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $10.00. Commencing ninety days after the public warrants become exercisable, we may redeem the outstanding public warrants (except as described herein with respect to the Private Placement Units):
•in whole and not in part;
•at a price of $0.10 per public warrant provided that holders will be able to exercise their public warrants prior to redemption and receive that number of shares of Class A Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Common Stock except as otherwise described below;
•upon a minimum of 30 days’ prior written notice of redemption;

•if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and
•if, and only if, there is an effective registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.
The numbers in the table below represent the number of shares of Class A Common Stock that a public warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their public warrants and such warrants are not redeemed for $0.10 per public warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant is adjusted as set forth in the first three paragraphs under the heading “- Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	≥$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the public warrants is $11 per share, and at such time there are 57 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.277 shares of Class A Common Stock for each whole public warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are 38 months until the expiration of the public warrants, holders may choose, in connection with this redemption feature, to exercise their public warrants for 0.298 shares of Class A Common Stock for each whole public warrant. In no event will the public warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per public warrant (subject to adjustment). Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants if they exercise their public warrants in connection with such redemption (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “- Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their public warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their public warrants based on an option pricing model with a fixed volatility input as of the date of the IPO prospectus. This redemption right provides us an additional mechanism by which to redeem all of the outstanding public warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to public warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the public warrant holders.
As stated above, we can redeem the public warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing public warrant holders with the opportunity to exercise their public warrants on a cashless basis for the applicable number of shares of Class A Common Stock. If we choose to redeem the public warrants when the Class A Common Stock is trading at a price below the exercise price of the public warrants, this could result in the public warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their public warrants for shares of Class A Common Stock if and when shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50 per share.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Warrant Agreement, the public warrants may be exercised for such security.
Redemption Procedures and Cashless Exercise. If we call the public warrants for redemption as described above under “- Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our public warrants. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the public warrants after our Business Combinations. If we call our public warrants for redemption and our management does not take advantage of this Cashless Exercise Option, our Sponsors and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.
A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (1) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combinations, or (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our Charter (1) to modify the substance or timing of our obligation to allow redemptions in connection with the Business Combinations or (2) with respect to any other provision relating to stockholders’ rights or pre- Business Combinations activity, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class

A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combinations at a newly issued price of less than $9.20 per share of Class A Common Stock, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combinations on the date of the completion of the Business Combinations (net of redemptions), and (z) the Market Value of our Class A Common Stock is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the newly issued price, and the $18.00 per share redemption trigger price described above under “- Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the newly issued price.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A Common Stock by the company if a proposed Business Combinations is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants except that, so long as they are held by our Sponsors or their permitted transferees, the Private Placement Warrants (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and: (1) will not be redeemable by us; (2) may be exercised by the holders on a cashless basis; and (3) with respect to Private Placement Warrants held by FA Co-Investment, will not be exercisable more than five years from the commencement of sales in the initial public offering of Foresight’s units in accordance with FINRA Rule 5110(g)(8). If the Private Placement Warrants are held by holders other than our Sponsors or their respective permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
If holders of the Private Placement Warrants elect to exercise the underlying Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor fair market value. The “sponsor fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The reason that we have agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by our Sponsors and their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their public warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.
Certain Anti-Takeover Provisions of our Charter and Bylaws
Staggered Board. Our Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Authorized Stock Available for Future Issuance. Our authorized but unissued Class A Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits. Our Charter requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.
Special meeting of stockholders. Our Charter provides that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.
Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice will need to be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
PLAN OF DISTRIBUTION
We are registering the shares of Class A Common Stock issuable to the Selling Stockholders upon exercise of the Warrants issued in connection with Financing Transactions to permit the resale of these shares of Class A Common Stock by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Class A Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Class A Common Stock.
The Selling Stockholders, and their pledgees, donees, assignees, successors, designees, distributees or other transferees, may sell all or a portion of the shares of Class A Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A Common Stock are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•underwritten transactions, including through one or more underwriters on a firm commitment or best-efforts basis, including through overnight underwritten offerings or bought deals;

•privately negotiated transactions;
•short sales made after the date the registration statement is declared effective by the SEC;
•broker-dealers may agree with a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
•in-kind distributions to members, limited partners or stockholders of Selling Stockholders;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell shares of Class A Common Stock under Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”), if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Class A Common Stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders may also loan or pledge shares of Class A Common Stock to broker-dealers that in turn may sell such shares.
A Selling Stockholder may pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by it and, if the Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Class A Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.
Under the securities laws of some states, the shares of Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that the Selling Stockholders will sell any or all of the shares of Class A Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.
The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock.

We will pay all expenses of the registration of the shares of Class A Common Stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreement, if applicable, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, if applicable, or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A Common Stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Holland & Hart LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2025 and 2024 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, at http://www.sec.gov, that contains registration statements, reports, proxy statements and other information regarding registrants that file electronically with the SEC, including us. Our website address is https://p3hp.org.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our Class A Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

You may request a copy of this prospectus by contacting us at: P3 Health Partners Inc. Attention: Chief Legal Officer & Corporate Secretary, 2370 Corporate Circle, Suite 300, Henderson, Nevada 89074. Our investor relations website is located at https://ir.p3hp.org/ and such reports and documents may be accessed from our website. Information contained on or accessible through our website is not a part of the registration statement of which this prospectus forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 26, 2026;
•Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed on May 14, 2026, and for the quarter ended June 30, 2026, filed on August 10, 2026;
•Our Current Reports on Form 8-K filed on February 17, 2026, March 25, 2026, April 28, 2026, May 15, 2026, May 26, 2026, June 10, 2026, July 6, 2026 and September 11, 2026;
•Our Definitive Proxy Statement on Schedule 14A and accompanying additional proxy materials, filed on April 30, 2026; and
•The description of our common stock contained in our Form 8-A12B, filed with the SEC on February 8, 2021 (File No. 001-40033), as amended and supplemented by the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on October 21, 2022, and any amendment or report filed with the SEC for purposes of updating such description.
Any statement made in this prospectus or contained in a document all or a portion of which is incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequent prospectus supplement to this prospectus or, if appropriate, post-effective amendment to the registration statement that includes this prospectus, modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to P3 Health Partners Inc. Attention: Chief Legal Officer & Corporate Secretary, 2370 Corporate Circle, Suite 300, Henderson, Nevada 89074 or may be made telephonically at (702) 910-3950.

We maintain a website at https://p3hp.org. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.

P3 Health Partners Inc.

15,636,134 Shares of Class A Common Stock
Offered by the Selling Stockholders

PROSPECTUS

[ ], 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
Securities and Exchange Commission registration fee	$7,850
Accountants’ fees and expenses	15,000
Legal fees and expenses	25,000
Transfer Agent’s fees and expenses	5,000
Miscellaneous expenses	—
Total	$52,850

Item 15. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Charter provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 16. Exhibits and Financial Statement Schedules.
(a)    Exhibits.

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
2.1	Agreement and Plan of Merger, dated as of May 25, 2021, by and between Foresight Acquisition Corp., P3 Health Group Holdings, LLC and FAC Merger Sub LLC.	8-K	001-40033	2.1	6/1/2021
2.2	Transaction and Combination Agreement, dated as of May 25, 2021, by and among Foresight Acquisition Corp., the Merger Corps, the Blockers, Splitter and the Blocker Sellers.	8-K	001-40033	2.2	6/1/2021
2.3	First Amendment to Merger Agreement, dated as of November 21, 2021, by and among Foresight Acquisition Corp., FAC Merger Sub LLC and P3 Health Group Holdings, LLC.	8-K	001-40033	2.1	11/22/2021
2.4	Second Amendment, dated as of December 3, 2021, to the Agreement and Plan of Merger, dated as of May 25, 2021, by and among Foresight Acquisition Corp., FAC Merger Sub LLC and P3 Health Group Holdings, LLC.	8-K	001-40033	2.4	12/9/2021
2.5	The First Amendment to the Transaction and Combination Agreement between Foresight Acquisition Corp., the Merger Corps, the Blockers, Splitter and the Blocker Sellers.	8-K	001-40033	2.5	12/9/2021
3.1	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-40033	3.1	12/9/2021
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company.	8-K	001-40033	3.1	4/17/2025
3.3	Amended and Restated Bylaws of the Company.	8-K	001-40033	3.1	3/12/2024
3.4	Form of Certificate of Designation of Series A, B, C, and D Cumulative Preferred Stock.	8-K	001-40033	3.1	4/28/2026
3.5	Certificate of Designations of Series D-1 19.5% Cumulative Preferred Stock.	8-K	001-40033	3.1	9/11/2026

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
4.1	Form of Common Stock Certificate of the Company.	S-1	333-251978	4.2	1/19/2021
4.2	Warrant Agreement, dated February 9, 2021, between the Company and Continental Stock Transfer & Trust Company.	8-K	001-40033	4.1	2/16/2021
4.3	Form of Warrant Certificate of the Company.	8-K	001-40033	4.1	2/16/2021
4.4	Description of Registered Securities.	10-K	001-40033	4.4	10/21/2022
4.5	Warrant Agreement, dated December 13, 2022, by and between P3 Health Partners LLC and VBC Growth SPV LLC.	8-K	001-40033	10.2	12/13/2022
4.6	Form of Common Stock Purchase Warrant, dated April 6, 2023.	8-K	001-40033	4.1	4/7/2023
4.7	Form of Pre-Funded Common Stock Purchase Warrant, dated April 6, 2023.	8-K	001-40033	4.2	4/7/2023
4.8	Form of Common Stock Purchase Warrant, dated May 24, 2024.	8-K	001-40033	4.1	5/24/2024
4.9	Form of Pre-Funded Common Stock Purchase Warrant, dated May 24, 2024.	8-K	001-40033	4.2	5/24/2024
4.10	Warrant Agreement, dated December 12, 2024, by and among P3 Health Group, LLC, P3 Health Partners Inc. and VBC Growth SPV 3, LLC.	8-K	001-40033	10.2	12/17/2024
4.11	Warrant Agreement, dated February 13, 2025, by and among P3 Health Group, LLC, P3 Health Partners Inc. and VBC Growth SPV 4, LLC.	8-K	001-40033	4.12	2/18/2025
4.12	Warrant Agreement, dated May 29, 2025, by and among P3 Health Group, LLC, P3 Health Partners Inc. and VBC Growth SPV 5, LLC.	8-K	001-40033	4.16	6/3/2025
4.13	Form of Class A Common Stock Purchase Warrant	8-K	001-40033	10.4	4/28/2026
4.14	Form of Class A Common Stock Purchase Warrant	8-K	001-40033	10.3	9/11/2026
5.1*	Opinion of Holland & Hart LLP
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Holland & Hart LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of the initial filing of this registration statement.)
107*	Calculation of Filing Fee Table.

*	Filed herewith

(b)    Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, State of Nevada, on this 14th day of October, 2026.

P3 HEALTH PARTNERS INC.

By:	/s/ Leif Pedersen
Name: Leif Pedersen
Title: Chief Financial Officer
SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of P3 Health Partners Inc., hereby severally constitute and appoint Aric Coffman, M.D. and Leif Pedersen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aric Coffman, M.D.	Chief Executive Officer and Director	October 14, 2026
Aric Coffman, M.D.	(Principal Executive Officer)

/s/ Leif Pedersen	Chief Financial Officer	October 14, 2026
Leif Pedersen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Thierer	Chairman of the Board of Directors	October 14, 2026
Mark Thierer

/s/ Amir S. Bacchus, M.D.	Chief Medical Officer and Director	October 14, 2026
Amir S. Bacchus, M.D.

/s/ Gregory N. Kazarian	Director	October 14, 2026
Gregory N. Kazarian

/s/ Lawrence B. Leisure	Director	October 14, 2026
Lawrence B. Leisure

/s/ Jeffrey G. Park	Director	October 14, 2026
Jeffrey G. Park

/s/ Thomas E. Price, M.D.	Director	October 14, 2026
Thomas E. Price, M.D.

/s/ Mary A. Tolan	Director	October 14, 2026
Mary A. Tolan

/s/ Greg Wasson	Director	October 14, 2026
Greg Wasson